UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2008

APPLE REIT EIGHT, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-53175	20-8268625
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Eight, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 2.01 and Item 9.01 of Form 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 13, 2008, through one of our indirect wholly-owned subsidiaries, we closed on the purchase of a hotel located in Wichita, Kansas. The hotel acquired by our purchasing subsidiary is a Courtyard® containing 90 guest rooms. The purchase price for the hotel was $8.9 million. The seller has no material relationship with us or our subsidiaries, other than through the purchase contract and other related contracts.

The purchase price was funded by the Company’s cash on hand.

As a result of the closing described above all closings have occurred under a series of purchase contracts executed on December 14, 2007 for the potential purchase of seven hotels. Additional information regarding the purchase contracts, including the hotel in Wichita, Kansas, is set forth in our Form 8-K dated December 14, 2007 and filed with the Securities and Exchange Commission on December 18, 2007, which is incorporated herein by reference. There can be no assurance at this time that any further closings will occur under the purchase contracts.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

Item 9.01.	Financial Statements and Exhibits.

a. Financial statements of businesses acquired.

The hotel in Wichita, Kansas described in Item 2.01 of this report is part of a group of hotels subject to a series of purchase contracts. The selling entities within this group are related to each other through common ownership. We have previously purchased the other hotels within this group of hotels.

We have previously included financial statements regarding the entire group of hotels in a Form 8-K/A (amendment no. 1 to current report) filed with the Securities and Exchange Commission on March 28, 2008, which is incorporated herein by reference.

b. Pro forma financial information.

See (a) immediately above. We have previously included pro forma financial information regarding the entire group of hotels in a Form 8-K/A (amendment no. 1 to current report) filed with the Securities and Exchange Commission on March 28, 2008, which is incorporated herein by reference.

c. Shell company transaction.

Not Applicable

d. Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

June 17, 2008